Consent of Independent Registered Public Accounting Firm

The Board of Trustees of
JNL Series Trust:

We consent to the use of our report dated February 21, 2020, with respect to the financial statements and financial highlights of JNL/Franklin Templeton International Small Cap Fund and JNL Multi-Manager International Small Cap Fund, each a series of JNL Series Trust, as of December 31, 2019, incorporated herein by reference and to the reference to our firm under the heading “Financial Highlights” in the Proxy Statement and Prospectus filed on Form N-14.

/s/ KPMG LLP
Chicago, Illinois
December 15, 2020